Exhibit 99.4

	7-12/2012	2013
	US$ in millions	US$ in millions
Opening Balance	38.0	26.5
Income – ongoing	7.7	3.2
Income – Dividends and Realizations	5.0	35.6
Total Sources (1)	50.7	65.3
Payments – ongoing (2)	(3.1)	(6.0)
Payments – Restructuring + investments (3)	(2.2)	(3.0)
Total Payments – ongoing and investments	(5.3)	(9.0)
Debentures – principal	(5.0)	0.0
Debentures - interest	(12.3)	(16.5)
Total Payments - Debentures	(17.3)	(16.5)
Banks – principal	0.0	(4.0)
Banks – interest	(1.6)	(3.2)
Total Payments – Banks (4)	(1.6)	(7.2)
Total Uses	(24.2)	(32.7)
Closing Balance	26.5	32.5

Notes

1.	Includes mainly:

•	Expected payments from B Communications Ltd., due to the 012 Smile transactions;

•	Tax returns;

•	Payments from the realization of part of the Company's indirect holdings in Gadot's share capital;

•	Payments from the realization of the Company's indirect holdings in Bay Heart Ltd.'s share capital;

•	Expected payments from Mr. Maiman, in accordance with the proposed term sheet for the restructuring of the Company's debentures;

All of the above assumptions with regards to expected realizations are subject, amongst others, to the financial market and other markets situation, agreements to be reached with Israel Discount Bank Ltd. (the "Bank"), and closing and completion of currently ongoing sale transactions with potential purchasers.

The realizations due to the sale of Gadot's shares total in an amount of approximately US$20 million in the above projected period, and are presented as a net sum, after paying expected payments to the Bank.

2.	Includes the varying component in salary expenses and expected expenses to be paid to Merhav (M.N.F.) Ltd., at a total of approximately US$250,000.

3.
A. Restructuring expenses include payments to the trustees, the Debenture holders' committees, advisors, legal counsels etc. in addition, the projection includes expected expenses due to prospectus preparation and issuance, expenses due to disclosure requirements for the completion of the restructuring and for the issuance of shares in accordance with the proposed term sheet, all both in Israel and in the US.

B. the Investments include an expected investment in Global Wind Energy Ltd., totaling in approximately US$1.5 during the projected period, such investment is under examination as detailed in the proposed term sheet. Additionally, the investments include legal expenses and other expenses expected due to the ongoing claims relating to EMG, at an expected annual sum of approximately US1.5 million.

4.	Payments to banks: the expected cash flow is subject to agreement with the non secured banks for the parallel postponement of credit payment due dates at a total of approximately US$2.7 million.

Certain information in this expected cash flow includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this expected cash flow, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq and Egypt, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.